News Release

Contacts:   Laurie G. Hylton 617.672.8527

Daniel C. Cataldo 617.672.8952

Eaton Vance Corp.

Report for the Three Months and Fiscal Year Ended October 31, 2015

Boston, MA, November 24, 2015 – Eaton Vance Corp. (NYSE: EV) today reported adjusted earnings per diluted share(1) of $2.29 for the fiscal year ended October 31, 2015, a decrease of 8 percent from record-high adjusted earnings per diluted share of $2.48 for the fiscal year ended October 31, 2014.

As determined under U.S. generally accepted accounting principles (“GAAP”), the Company earned $1.92 and $2.44, respectively, in fiscal 2015 and fiscal 2014. Adjusted earnings differed from GAAP earnings for the fiscal year ended October 31, 2015 as a result of the payment of $73.0 million, or approximately $0.37 per diluted share, to terminate service and additional compensation arrangements in place with a major distribution partner for certain Eaton Vance closed-end funds. Adjusted earnings per diluted share differed from GAAP earnings per diluted share for the fiscal year ended October 31, 2014 due to an increase in the estimated redemption value of non-controlling interests in affiliates redeemable at other than fair value, which reduced GAAP earnings by $0.04 per diluted share.

Adjusted earnings per diluted share were $0.53 in the fourth quarter of fiscal 2015, a decrease of 22 percent from $0.68 of adjusted earnings per diluted share in the fourth quarter of fiscal 2014 and a decrease of 7 percent from $0.57 of adjusted earnings per diluted share in the third quarter of fiscal 2015. The Company’s GAAP earnings were $0.53 per diluted share in the fourth quarter of fiscal 2015, $0.66 per diluted share in the fourth quarter of fiscal 2014 and $0.57 per diluted share in the third quarter of fiscal 2015. Adjusted earnings per diluted share differed from GAAP earnings per diluted share in the fourth quarter of fiscal 2014 due to an increase in the estimated redemption value of non-controlling interests in affiliates redeemable at other than fair value, which reduced GAAP earnings per diluted share by $0.02 in that period.

Net income and gains (losses) on seed capital investments contributed $0.01 and $0.04 to earnings per diluted share for the fiscal years ended October 31, 2015 and October 31, 2014, respectively.  Net income and gains (losses) on seed capital investments reduced earnings per diluted share by $0.01 per diluted share in the fourth quarter of fiscal 2015, contributed $0.01 per diluted share in the fourth quarter of fiscal 2014 and were negligible in the third quarter of fiscal 2015.

Consolidated net inflows of $16.7 billion for the fiscal year ended October 31, 2015 represent an internal growth rate of 6 percent (consolidated net inflows divided by beginning of period consolidated assets under management).  For comparison, the Company had consolidated net inflows of $2.8 billion and 1 percent internal growth for the fiscal year ended October 31, 2014.

Consolidated net inflows of $4.6 billion in the fourth quarter of fiscal 2015 represent a 6 percent annualized internal growth rate. For comparison, the Company had consolidated net inflows of $6.8 billion in the fourth quarter of fiscal 2014 and consolidated net inflows of $3.9 billion in the third quarter of fiscal 2015.

(1) Although the Company reports its financial results in accordance with GAAP, management believes that certain non-GAAP financial measures, while not a substitute for GAAP financial measures, may be effective indicators of the Company’s performance over time. Adjusted net income and adjusted earnings per diluted share reflect the add back of adjustments in connection with changes in the estimated redemption value of non-controlling interests in our affiliates redeemable at other than fair value (“non-controlling interest value adjustments”), closed-end fund structuring fees, payments to end closed-end fund service and additional compensation arrangements, and other items management deems non-recurring or non-operating, such as special dividends, costs associated with retiring debt and tax settlements. See reconciliation provided in Attachment 2 for more information on adjusting items.

“The fourth quarter of fiscal 2015 proved to be a difficult earnings period for the Company due to product mix and market-driven declines in revenue,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “Continued improvement in core asset flows and advancement of new initiatives should position the Company for resumed growth as they occur.”

Consolidated assets under management were $311.4 billion on October 31, 2015, an increase of 5 percent from $297.7 billion of consolidated managed assets on October 31, 2014, and substantially unchanged from $312.6 billion of consolidated managed assets on July 31, 2015. The year-over-year increase in consolidated assets under management reflects net inflows of $16.7 billion and market price declines of $3.1 billion. The sequential quarterly decrease in consolidated assets under management reflects net inflows of $4.6 billion and market price declines of $5.8 billion.

Average consolidated assets under management were $303.8 billion for the fiscal year ended October 31, 2015, up 5 percent from $288.2 billion for the fiscal year ended October 31, 2014.  Average consolidated assets under management were $306.4 billion in the fourth quarter of fiscal 2015, up 4 percent from $293.8 billion in the fourth quarter of fiscal 2014 and down 1 percent from $309.8 billion in the third quarter of fiscal 2015.

Attachments 5 and 6 summarize the Company’s consolidated assets under management and asset flows by investment mandate and investment vehicle. Attachment 7 summarizes the Company’s consolidated assets under management by investment affiliate.

As shown in Attachment 6, consolidated sales and other inflows were $124.8 billion in fiscal 2015, an increase of 17 percent from consolidated sales and other inflows of $106.8 billion in fiscal 2014.  Fourth quarter fiscal 2015 consolidated sales and other inflows were $30.9 billion, up 9 percent from $28.3 billion in the fourth quarter of fiscal 2014 and down 6 percent from $32.8 billion in the third quarter of fiscal 2015.

Consolidated redemptions and other outflows were $108.1 billion in fiscal 2015, an increase of 4 percent from consolidated redemptions and other outflows of $104.0 billion in fiscal 2014.  Fourth quarter fiscal 2015 consolidated redemptions and other outflows were $26.3 billion, an increase of 22 percent from $21.5 billion in the fourth quarter of fiscal 2014 and down 9 percent from $28.9 billion in the third quarter of fiscal 2015.

As of October 31, 2015, 49 percent-owned affiliate Hexavest, Inc. (“Hexavest”) managed $13.9 billion of client assets, a decrease of 16 percent from the $16.7 billion of managed assets on October 31, 2014 and a decrease of 6 percent from the $14.8 billion of managed assets on July 31, 2015. Hexavest-managed funds and separate accounts had net outflows of $2.7 billion in fiscal 2015, $1.1 billion in fiscal 2014, $0.5 billion in the fourth quarter of fiscal 2015, $0.3 billion in the fourth quarter of fiscal 2014 and $0.5 billion in the third quarter of fiscal 2015. Attachment 9 summarizes assets under management and asset flow information for Hexavest. Other than Eaton Vance-sponsored funds for which Hexavest is adviser or sub-adviser, the managed assets and flows of Hexavest are not included in Eaton Vance consolidated totals.

Financial Highlights

	Three Months Ended
	(in thousands, except per share figures)

	October 31,	July 31,	October 31,
	2015	2015	2014

Revenue	$341,458	$355,511	$368,382
Expenses	230,525	238,778	229,206
Operating income	110,933	116,733	139,176

Operating margin	32.5%	32.8%	37.8%

Non-operating expense	(13,663)	(7,584)	(10,519)
Income taxes	(39,113)	(43,435)	(47,920)
Equity in net income of affiliates, net of tax	2,658	3,260	4,381
Net income	60,815	68,974	85,118
Net (income) loss attributable to non-controlling
and other beneficial interests	1,388	(265)	(4,996)
Net income attributable to
Eaton Vance Corp. shareholders	$62,203	$68,709	$80,122
Adjusted net income attributable to Eaton
Vance Corp. shareholders(1)	$61,796	$68,715	$83,103

Earnings per diluted share	$0.53	$0.57	$0.66

Adjusted earnings per diluted share(1)	$0.53	$0.57	$0.68

Full Year Fiscal 2015 vs. Full Year Fiscal 2014

The Company’s revenue decreased 3 percent in fiscal 2015 to $1.40 billion from revenue of $1.45 billion in fiscal 2014. Investment advisory and administrative fees were down 3 percent, as the impact of lower average effective fee rates, driven by product mix, more than offset a 5 percent increase in average consolidated assets under management. Performance fees contributed $3.7 million in fiscal 2015 compared to $8.3 million in fiscal 2014. Distribution and service fee revenues collectively were down 7 percent, reflecting lower managed assets in fund share classes that are subject to these fees.

Operating expenses increased 8 percent to $1.00 billion in fiscal 2015 from $0.93 billion in fiscal 2014. Excluding the lump-sum payment of $73.0 million to end service and additional compensation arrangements in place with a major distribution partner for certain Eaton Vance closed-end funds incurred in the first quarter of fiscal 2015, annual expenses were substantially unchanged.  Increases in compensation, distribution, fund-related and other operating expenses were offset by lower service fee expenses and reduced amortization of deferred sales commissions. The increase in compensation expense reflects higher salaries and benefits attributable to an increase in headcount, higher stock-based compensation accruals and other compensation costs in connection with employee retirements, other terminations and additions to staff, and increased sales-based incentives, offset by reduced operating income-based bonus accruals.  The increase in distribution expenses reflects the $73.0 million payment to end closed-end fund service and additional compensation arrangements incurred in the first quarter as described above. The increase in fund-related expenses primarily reflects an increase in expenses borne by the Company on funds for which it earns an all-in fee, offset in part by decreases in sub-advisory expenses and fund subsidies. The 4 percent increase in other operating expenses reflects higher professional services, facilities-related and information technology expenses, offset in part by lower travel and other expenses. The decrease in service fee expense reflects lower average assets under management in funds subject to service fee payments.  The decrease in amortization of deferred sales commissions largely reflects decreases in Class B share and Class C share amortization, offset by an increase in private fund commission amortization.

Expenses in connection with the Company’s NextShares initiative totaled approximately $7.4 million in fiscal 2015, an increase of 97 percent from $3.7 million in fiscal 2014.

Operating income was down 23 percent to $400.4 million in fiscal 2015 from $519.9 million in fiscal 2014. Operating margin declined to 28.5 percent in fiscal 2015 from 35.8 percent in fiscal 2014. Adjusting for the $73.0 million lump-sum payment described above, operating income was $473.4 million, down 9 percent from fiscal 2014, and fiscal 2015 operating margin was 33.7 percent.

Non-operating expenses totaled $31.1 million in fiscal 2015 compared to $28.7 million in fiscal 2014. The year-over-year change primarily reflects a $1.2 million decline in gains (losses) and other investment income related to the Company’s investments in sponsored products and a $1.7 million decline in income (expense) of the Company’s consolidated collateralized loan obligation (“CLO”) entities.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income of affiliates, was 38.8 percent in fiscal 2015. Excluding the impact of consolidated CLO entities income (expense) borne by other beneficial interest holders, the Company’s effective tax rate was 38.2 percent for the fiscal year.

Equity in net income of affiliates decreased to $12.0 million in fiscal 2015 from $16.7 million in fiscal 2014. Equity in net income of affiliates in fiscal 2015 included $10.9 million of Company equity in the net income of Hexavest, $0.3 million of gains (losses) and other income on the Company’s investments in sponsored funds and $0.8 million of net income in a private equity partnership. Equity in net income of affiliates in fiscal 2014 included $11.0 million of Company equity in the net income of Hexavest, $5.2 million of gains (losses) and other income on the Company’s investments in sponsored funds and $0.5 million of net income in a private equity partnership.

As detailed in Attachment 3, net income attributable to non-controlling and other beneficial interests was $7.9 million in fiscal 2015 compared to net income attributable to non-controlling and other beneficial interests of $16.8 million in fiscal 2014.

Fourth Quarter Fiscal 2015 vs. Fourth Quarter Fiscal 2014

In the fourth quarter of fiscal 2015, revenue decreased 7 percent to $341.5 million from revenue of $368.4 million in the fourth quarter of fiscal 2014. Investment advisory and administrative fees were down 8 percent, as the impact of lower average effective fee rates, driven by product mix, more than offset a 4 percent increase in average consolidated assets under management. Performance fees contributed $2.0 million in the fourth quarter of fiscal 2015 compared to $6.3 million in the fourth quarter of fiscal 2014. Distribution and service fee revenues collectively were down 7 percent, reflecting lower managed assets in fund share classes that are subject to these fees.

Operating expenses increased 1 percent to $230.5 million in the fourth quarter of fiscal 2015 from $229.2 million in the fourth quarter of fiscal 2014. Increases in compensation and other operating expenses were mostly offset by lower distribution and service fee expenses, reduced amortization of deferred sales commissions and lower fund-related expenses. The increase in compensation expense reflects higher salaries and benefits attributable to an increase in headcount, higher stock-based compensation accruals and other compensation costs in connection with employee retirements, other terminations and additions to staff, and higher operating income-based bonus accruals.  The 5 percent increase in other operating expenses reflects higher professional services, facilities-related and information technology expenses, offset in part by lower travel and other expenses. The decrease in service fee expense reflects lower average managed assets subject to service fee payments. The decrease in distribution expense primarily reflects lower closed-end fund-related distribution expense following the fiscal 2015 first quarter termination of service and additional compensation arrangements in place with a major distribution partner. The decrease in amortization of deferred sales commissions largely reflects decreases in Class B share and Class C share amortization, offset by an increase in private fund commission amortization. The decrease in fund-related expenses primarily reflects lower sub-advisory expenses.

Expenses in connection with the Company’s NextShares initiative totaled approximately $2.3 million in the fourth quarter of fiscal 2015, an increase of 110 percent from $1.1 million in the fourth quarter of fiscal 2014.

During the fourth quarter of fiscal 2015, the Company and its wholly owned subsidiary Navigate Fund Solutions LLC (“Navigate”) continued to advance NextShares toward product launch.  In August, Envestnet, Inc. announced an initiative to make NextShares funds available to financial advisors through its wealth management platform.  In September, Folio Investing and Folio Institutional, online brokerage services for individual investors, financial advisors, institutions and their clients, announced plans to offer NextShares funds directly to individual investors, advisors and institutions.  To date, 12 fund advisers, including Eaton Vance, have indicated their intent to offer NextShares by entering into preliminary agreements with Navigate and filing request for exemptive relief with the SEC.  These 12 firms collectively manage approximately $640 billion in mutual fund assets and sponsor almost 260 funds currently rated four or five stars by Morningstar.  Subject to registration statement approval and operational readiness, Eaton Vance intends to begin the staged introduction of NextShares funds in the first quarter of calendar 2016.

Operating income was down 20 percent to $110.9 million in the fourth quarter of fiscal 2015 from $139.2 million in the fourth quarter of fiscal 2014. Operating margin declined to 32.5 percent in the fourth quarter of fiscal 2015 from 37.8 percent in the fourth quarter of fiscal 2014.

Non-operating expenses totaled $13.7 million in the fourth quarter of fiscal 2015 compared to $10.5 million in the fourth quarter of fiscal 2014. The year-over-year change primarily reflects a $0.9 million decline in gains (losses) and other investment income related to the Company’s investments in sponsored products and a $2.6 million decline in income (expense) of the Company’s consolidated CLO entities.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income of affiliates, was 40.2 percent in the fourth quarter of fiscal 2015. Excluding the impact of consolidated CLO entity income (expense) borne by other beneficial interest holders, the Company’s effective tax rate was 38.6 percent for the quarter.

Equity in net income of affiliates decreased to $2.7 million in the fourth quarter of fiscal 2015 from $4.4 million in the fourth quarter of fiscal 2014. Equity in net income of affiliates in the fourth quarter of fiscal 2015 included $2.4 million of Company equity in the net income of Hexavest and $0.2 million of gains (losses) and other income on the Company’s investments in sponsored funds. Equity in net income of affiliates in the fourth quarter of fiscal 2014 included $2.7 million of Company equity in the net income of Hexavest, $1.5 million of gains (losses) and other income on the Company’s investments in sponsored funds and $0.2 million of net income in a private equity partnership.

As detailed in Attachment 3, net loss attributable to non-controlling and other beneficial interests was $1.4 million in the fourth quarter of fiscal 2015 compared to net income attributable to non-controlling and other beneficial interests of $5.0 million in the fourth quarter of fiscal 2014.

Fourth Quarter Fiscal 2015 vs. Third Quarter Fiscal 2015

In the fourth quarter of fiscal 2015, revenue decreased 4 percent to $341.5 million from revenue of $355.5 million in the third quarter of fiscal 2015. Investment advisory and administrative fees were down 4 percent, reflecting a 1 percent decrease in average consolidated assets under management and lower average effective fee rates. Performance fees contributed $2.0 million in the fourth quarter of fiscal 2015 and $1.7 million in the third quarter of fiscal 2015. Distribution and service fee revenues collectively decreased 2 percent, reflecting lower managed assets in fund share classes that are subject to these fees.

Operating expenses decreased 3 percent to $230.5 million in the fourth quarter of fiscal 2015 from $238.8 million in the third quarter of fiscal 2015, reflecting lower compensation, distribution, service fee and fund-related expenses. The decrease in compensation expense reflects lower stock-based compensation accruals and other compensation costs in connection with employee retirements and other terminations and decreases in operating income-based bonus accruals. The decrease in distribution expense reflects lower marketing expenses and reduced distribution fee expenses. The decrease in service fee expense reflects lower average managed assets subject to service fee payments. The decrease in fund-related expenses is attributable to a decrease in fund expenses borne by the Company on funds for which it earns an all-in fee as well as decreases in sub-advisory expenses.

NextShares-related expenses grew from $2.0 million in the third quarter of fiscal 2015 to $2.3 million in the fourth quarter of fiscal 2015, an increase of 12 percent.

Operating income was down 5 percent to $110.9 million in the fourth quarter of fiscal 2015 from $116.7 million in the third quarter of fiscal 2015. Operating margin decreased to 32.5 percent in the fourth quarter of fiscal 2015 from 32.8 percent in the third quarter of fiscal 2015, reflecting revenue declines in excess of expense declines.

Non-operating expenses totaled $13.7 million in the fourth quarter of fiscal 2015 compared to $7.6 million in the third quarter of fiscal 2015, reflecting a $1.5 million decline in gains (losses) and other investment income related to the Company’s investments in sponsored products and a $4.6 million decline in income (expense) of the Company’s consolidated CLO entities.

Equity in net income of affiliates decreased to $2.7 million in the fourth quarter of fiscal 2015 from $3.3 million in the third quarter of fiscal 2015. In the fourth quarter of fiscal 2015, equity in net income of affiliates included $2.4 million of Company equity in the net income of Hexavest and $0.2 million of gains (losses) and other income on the Company’s investments in sponsored funds. In the third quarter of fiscal 2015, equity in net income of affiliates included $2.9 million of Company equity in the net income of Hexavest and $0.4 million of net income in a private equity partnership.

As detailed in Attachment 3, net loss attributable to non-controlling and other beneficial interests was $1.4 million in the fourth quarter of fiscal 2015 compared to net income attributable to non-controlling and other beneficial interests of $0.3 million in the third quarter of fiscal 2015.

Balance Sheet Information

Cash and cash equivalents totaled $465.6 million on October 31, 2015, with no outstanding borrowings against the Company’s $300 million credit facility. Included within investments is $77.4 million of holdings of short-term debt securities with maturities between 90 days and one year. During fiscal 2015, the Company used $283.4 million to repurchase and retire approximately 7.4 million shares of its Non-Voting Common Stock under its repurchase authorizations. Of the current 8.0 million share repurchase authorization, approximately 3.2 million shares remain available.

Conference Call Information

Eaton Vance Corp. will host a conference call and webcast at 11:00 AM eastern time today to discuss the financial results for the three months and fiscal year ended October 31, 2015. To participate in the conference call, please call 877-201-0168 (domestic) or 647-788-4901 (international) and refer to “Eaton Vance Corp. Fourth Quarter Earnings – Conference ID 69380557.” A webcast of the conference call can also be accessed via Eaton Vance’s website, www.eatonvance.com.

A replay of the call will be available for one week by calling 855-859-2056 (domestic) or 404-537-3406 (international) or by accessing Eaton Vance’s website, www.eatonvance.com. Listeners to the telephone replay must enter the confirmation code 69380557.

About Eaton Vance Corp.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates offer individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

Forward-Looking Statements

This news release may contain statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, client sales and redemption activity, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed in the Company’s filings with the Securities and Exchange Commission.

							Attachment 1
Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)

	Three Months Ended					Fiscal Year Ended
				%	%
				Change	Change
				Q4 2015	Q4 2015
	October 31,	July 31,	October 31,	vs.	vs.	October 31,	October 31,	%
	2015	2015	2014	Q3 2015	Q4 2014	2015	2014	Change
Revenue:

Investment advisory and administrative fees	$290,804	$303,625	$314,583	(4)%	(8)%	$1,196,866	$1,231,188	(3)%
Distribution and underwriter fees	19,446	20,285	21,133	(4)	(8)	80,815	85,514	(5)
Service fees	28,875	29,265	30,616	(1)	(6)	116,448	125,713	(7)
Other revenue	2,333	2,336	2,050	-	14	9,434	7,879	20
Total revenue	341,458	355,511	368,382	(4)	(7)	1,403,563	1,450,294	(3)
Expenses:

Compensation and related costs	119,160	124,400	110,328	(4)	8	483,827	461,438	5
Distribution expense	30,506	31,300	35,620	(3)	(14)	198,155	141,544	40
Service fee expense	25,547	26,978	29,354	(5)	(13)	106,663	116,620	(9)
Amortization of deferred sales commissions	3,785	3,767	4,182	-	(9)	14,972	17,590	(15)
Fund-related expenses	8,802	9,446	9,127	(7)	(4)	35,886	35,415	1
Other expenses	42,725	42,887	40,595	-	5	163,613	157,830	4
Total expenses	230,525	238,778	229,206	(3)	1	1,003,116	930,437	8
Operating income	110,933	116,733	139,176	(5)	(20)	400,447	519,857	(23)
Non-operating income (expense):
Gains (losses) and other investment
income, net	(2,330)	(850)	(1,453)	174	60	(31)	1,139	NM
Interest expense	(7,340)	(7,344)	(7,645)	-	(4)	(29,357)	(29,892)	(2)
Other income (expense) of consolidated
collateralized loan obligation
("CLO") entities:
Gains (losses) and other investment
income, net	(192)	1,771	(355)	NM	(46)	5,092	14,892	(66)
Interest and other expense	(3,801)	(1,161)	(1,066)	227	257	(6,767)	(14,847)	(54)
Total non-operating expense	(13,663)	(7,584)	(10,519)	80	30	(31,063)	(28,708)	8

Income before income taxes and equity
in net income of affiliates	97,270	109,149	128,657	(11)	(24)	369,384	491,149	(25)
Income taxes	(39,113)	(43,435)	(47,920)	(10)	(18)	(143,214)	(186,710)	(23)
Equity in net income of affiliates, net of tax	2,658	3,260	4,381	(18)	(39)	12,021	16,725	(28)
Net income	60,815	68,974	85,118	(12)	(29)	238,191	321,164	(26)
Net (income) loss attributable to non-controlling
and other beneficial interests	1,388	(265)	(4,996)	NM	NM	(7,892)	(16,848)	(53)
Net income attributable to
Eaton Vance Corp. Shareholders	$62,203	$68,709	$80,122	(9)	(22)	$230,299	$304,316	(24)

Earnings per share:
Basic	$0.55	$0.60	$0.68	(8)	(19)	$2.00	$2.55	(22)
Diluted	$0.53	$0.57	$0.66	(7)	(20)	$1.92	$2.44	(21)

Weighted average shares outstanding:
Basic	112,040	113,406	114,656	(1)	(2)	113,318	116,440	(3)
Diluted	115,949	118,281	119,391	(2)	(3)	118,155	121,595	(3)

Dividends declared per share	$0.265	$0.250	$0.250	6	6	$1.015	$0.910	12

						Attachment 2
Eaton Vance Corp.
Reconciliation of net income attributable to Eaton Vance Corp.
shareholders to adjusted net income attributable to Eaton Vance Corp.
shareholders and earnings per diluted share to adjusted earnings per diluted share

	Three Months Ended					Fiscal Year Ended
				% Change	% Change
	October 31,	July 31,	October 31,	Q4 2015 vs.	Q4 2015 vs.	October 31,	October 31,	%
(in thousands, except per share figures)	2015	2015	2014	Q3 2015	Q4 2014	2015	2014	Change

Net income attributable to Eaton
Vance Corp. shareholders	$62,203	$68,709	$80,122	(9)%	(22)%	$230,299	$304,316	(24)%

Non-controlling interest value adjustments	(407)	6	2,981	NM	NM	(204)	5,311	NM

Payments to end certain closed-end fund
service and additional compensation
arrangements, net of tax	-	-	-	-	-	44,895	-	NM

Adjusted net income attributable
to Eaton Vance Corp. shareholders	$61,796	$68,715	$83,103	(10)	(26)	$274,990	$309,627	(11)

Earnings per diluted share	$0.53	$0.57	$0.66	(7)	(20)	$1.92	$2.44	(21)

Non-controlling interest value adjustments	-	-	0.02	NM	NM	-	0.04	NM

Payments to end certain closed-end fund
service and additional compensation
arrangements, net of tax	-	-	-	-	-	0.37	-	NM

Adjusted earnings per diluted share	$0.53	$0.57	$0.68	(7)	(22)	$2.29	$2.48	(8)

							Attachment 3
Eaton Vance Corp.
Components of net income attributable
to non-controlling and other beneficial interests

	Three Months Ended					Fiscal Year Ended
				% Change	% Change
	October 31,	July 31,	October 31,	Q4 2015 vs.	Q4 2015 vs.	October 31,	October 31,	%
(in thousands)	2015	2015	2014	Q3 2015	Q4 2014	2015	2014	Change

Consolidated funds	$(526)	$(1,027)	$(577)	(49)%	(9)%	$(1,752)	$(318)	NM %

Majority-owned subsidiaries	3,931	4,066	4,681	(3)	(16)	15,673	15,949	(2)

Non-controlling interest value adjustments	(407)	6	2,981	NM	NM	(204)	5,311	NM

Consolidated CLO entities	(4,386)	(2,780)	(2,089)	58	110	(5,825)	(4,094)	42

Net income (loss) attributable to non-
controlling and other beneficial interests	$(1,388)	$265	$4,996	NM	NM	$7,892	$16,848	(53)

		Attachment 4
Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)

	October 31,	October 31,
	2015	2014
Assets

Cash and cash equivalents	$465,558	$385,215
Investment advisory fees and other receivables	187,753	186,344
Investments	507,020	624,605
Assets of consolidated CLO entity:
Cash and cash equivalents	162,704	8,963
Bank loans and other investments	304,250	147,116
Other assets	128	371
Deferred sales commissions	25,161	17,841
Deferred income taxes	42,164	46,099
Equipment and leasehold improvements, net	44,943	45,651
Intangible assets, net	55,433	65,126
Goodwill	237,961	228,876
Other assets	83,396	103,879
Total assets	$2,116,471	$1,860,086

Liabilities, Temporary Equity and Permanent Equity

Liabilities:

Accrued compensation	$178,875	$181,064
Accounts payable and accrued expenses	65,249	64,598
Dividend payable	32,923	30,057
Debt	573,811	573,655
Liabilities of consolidated CLO entity:
Senior and subordinated note obligations	397,039	151,982
Other liabilities	70,814	298
Other liabilities	86,891	93,485
Total liabilities	1,405,602	1,095,139
Commitments and contingencies

Temporary Equity:
Redeemable non-controlling interests	88,913	107,466
Total temporary equity	88,913	107,466

Permanent Equity:
Voting Common Stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued and outstanding, 415,078 and 415,078 shares, respectively	2	2
Non-Voting Common Stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued and outstanding, 115,470,485 and 117,846,273 shares, respectively	451	460
Additional paid-in capital	-	-
Notes receivable from stock option exercises	(11,143)	(8,818)
Accumulated other comprehensive loss	(48,586)	(17,996)
Appropriated (deficit) retained earnings	(5,338)	2,467
Retained earnings	684,845	679,061
Total Eaton Vance Corp. shareholders' equity	620,231	655,176
Non-redeemable non-controlling interests	1,725	2,305
Total permanent equity	621,956	657,481
Total liabilities, temporary equity and permanent equity	$2,116,471	$1,860,086

				Attachment 5
Eaton Vance Corp.
Consolidated Net Flows by Investment Mandate(1)
(in millions)

	Three Months Ended			Fiscal Year Ended
	October 31,	July 31,	October 31,	October 31,	October 31,
	2015	2015	2014	2015	2014
Equity assets - beginning of period(2)	$93,366	$97,167	$95,668	$96,379	$93,585
Sales and other inflows	4,412	5,191	3,568	18,082	14,473
Redemptions/outflows	(5,117)	(8,371)	(4,411)	(22,993)	(19,099)
Net flows	(705)	(3,180)	(843)	(4,911)	(4,626)
Exchanges	10	(19)	20	50	567
Market value change	(2,658)	(602)	1,534	(1,505)	6,853
Equity assets - end of period	$90,013	$93,366	$96,379	$90,013	$96,379
Fixed income assets - beginning of period(3)	51,266	49,690	44,474	46,062	44,414
Sales and other inflows	4,519	5,370	3,604	18,516	12,024
Redemptions/outflows	(3,167)	(3,212)	(2,532)	(11,325)	(11,867)
Net flows	1,352	2,158	1,072	7,191	157
Exchanges	-	(27)	74	52	96
Market value change	(245)	(555)	442	(932)	1,395
Fixed income assets - end of period	$52,373	$51,266	$46,062	$52,373	$46,062
Floating-rate income assets - beginning of period	37,220	38,269	43,752	42,009	41,821
Sales and other inflows	2,615	2,032	2,575	9,336	15,669
Redemptions/outflows	(3,434)	(2,554)	(3,705)	(14,376)	(14,742)
Net flows	(819)	(522)	(1,130)	(5,040)	927
Exchanges	(12)	2	(89)	(136)	(145)
Market value change	(770)	(529)	(524)	(1,214)	(594)
Floating-rate income assets - end of period	$35,619	$37,220	$42,009	$35,619	$42,009
Alternative assets - beginning of period	10,333	10,582	11,691	11,241	15,212
Sales and other inflows	868	721	709	3,219	3,339
Redemptions/outflows	(816)	(869)	(1,073)	(3,892)	(7,237)
Net flows	52	(148)	(364)	(673)	(3,898)
Exchanges	(2)	45	(6)	24	(89)
Market value change	(210)	(146)	(80)	(419)	16
Alternative assets - end of period	$10,173	$10,333	$11,241	$10,173	$11,241
Portfolio implementation assets - beginning of period	59,234	52,879	46,954	48,008	42,992
Sales and other inflows	3,541	8,395	2,010	18,034	8,331
Redemptions/outflows	(1,866)	(1,988)	(1,929)	(7,217)	(7,449)
Net flows	1,675	6,407	81	10,817	882
Exchanges	-	-	-	-	(461)
Market value change	(1,422)	(52)	973	662	4,595
Portfolio implementation assets - end of period	$59,487	$59,234	$48,008	$59,487	$48,008
Exposure management assets - beginning of period(4)	61,137	62,459	45,655	54,036	42,645
Sales and other inflows	14,918	11,113	15,821	57,586	52,914
Redemptions/outflows	(11,895)	(11,909)	(7,879)	(48,286)	(43,604)
Net flows	3,023	(796)	7,942	9,300	9,310
Market value change	(471)	(526)	439	353	2,081
Exposure management assets - end of period	$63,689	$61,137	$54,036	$63,689	$54,036
Total fund and separate account
assets - beginning of period	312,556	311,046	288,194	297,735	280,669
Sales and other inflows	30,873	32,822	28,287	124,773	106,750
Redemptions/outflows	(26,295)	(28,903)	(21,529)	(108,089)	(103,998)
Net flows	4,578	3,919	6,758	16,684	2,752
Exchanges	(4)	1	(1)	(10)	(32)
Market value change	(5,776)	(2,410)	2,784	(3,055)	14,346
Total assets under management - end of period	$311,354	$312,556	$297,735	$311,354	$297,735

(1) Consolidated Eaton Vance Corp. See Attachment 9 for managed assets and flows of 49 percent-owned Hexavest Inc.
(2) Includes assets in balanced accounts holding income securities.
(3) Includes assets in cash management accounts.
(4) Category includes amounts reclassified from portfolio implementation and equity categories for all periods presented.

				Attachment 6
Eaton Vance Corp.
Consolidated Net Flows by Investment Vehicle(1)
(in millions)

	Three Months Ended			Fiscal Year Ended
	October 31,	July 31,	October 31,	October 31,	October 31,
	2015	2015	2014	2015	2014
Fund assets - beginning of period(2)	$130,211	$132,161	$135,156	$134,564	$133,401
Sales and other inflows	8,644	7,016	7,857	32,029	35,408
Redemptions/outflows	(9,632)	(7,570)	(8,795)	(36,330)	(38,077)
Net flows	(988)	(554)	(938)	(4,301)	(2,669)
Exchanges	(4)	1	(73)	181	(32)
Market value change	(3,285)	(1,397)	419	(4,510)	3,864
Fund assets - end of period	$125,934	$130,211	$134,564	$125,934	$134,564
Institutional separate account assets -
beginning of period(3)	118,086	115,942	98,393	106,443	95,724
Sales and other inflows	17,889	21,764	17,318	75,568	59,938
Redemptions/outflows	(14,247)	(18,424)	(10,325)	(61,569)	(54,957)
Net flows	3,642	3,340	6,993	13,999	4,981
Exchanges	-	(34)	(65)	(208)	216
Market value change	(1,741)	(1,162)	1,122	(247)	5,522
Institutional separate account assets -
end of period	$119,987	$118,086	$106,443	$119,987	$106,443
High-net-worth separate account assets -
beginning of period	24,492	24,226	20,851	22,235	19,699
Sales and other inflows	1,013	1,177	1,056	4,816	3,532
Redemptions/outflows	(641)	(877)	(575)	(2,933)	(3,620)
Net flows	372	300	481	1,883	(88)
Exchanges	(5)	-	317	(99)	286
Market value change	(343)	(34)	586	497	2,338
High-net-worth separate account assets -
end of period	$24,516	$24,492	$22,235	$24,516	$22,235
Retail managed account assets - beginning of period	39,767	38,717	33,794	34,493	31,845
Sales and other inflows	3,327	2,865	2,056	12,360	7,872
Redemptions/outflows	(1,775)	(2,032)	(1,834)	(7,257)	(7,344)
Net flows	1,552	833	222	5,103	528
Exchanges	5	34	(180)	116	(502)
Market value change	(407)	183	657	1,205	2,622
Retail managed account assets - end of period	$40,917	$39,767	$34,493	$40,917	$34,493
Fund and separate account assets - beginning of period	312,556	311,046	288,194	297,735	280,669
Sales and other inflows	30,873	32,822	28,287	124,773	106,750
Redemptions/outflows	(26,295)	(28,903)	(21,529)	(108,089)	(103,998)
Net flows	4,578	3,919	6,758	16,684	2,752
Exchanges	(4)	1	(1)	(10)	(32)
Market value change	(5,776)	(2,410)	2,784	(3,055)	14,346
Total assets under management - end of period	$311,354	$312,556	$297,735	$311,354	$297,735

(1) Consolidated Eaton Vance Corp. See Attachment 9 for managed assets and flows of 49 percent-owned Hexavest Inc.
(2) Includes assets in cash management funds.
(3) Includes assets in cash management separate accounts.

				Attachment 7
Eaton Vance Corp.
Consolidated Assets under Management by Investment Affiliate (1)
(in millions)

	October 31,	July 31,	%	October 31,	%
	2015	2015	Change	2014	Change
Eaton Vance Management(2)	$141,415	$142,987	-1%	$143,100	-1%
Parametric	152,506	150,983	1%	136,176	12%
Atlanta Capital	17,433	18,586	-6%	18,459	-6%
Total	$311,354	$312,556	0%	$297,735	5%

(1) Consolidated Eaton Vance Corp. See Attachment 9 for managed assets and flows of 49 percent-owned Hexavest.
(2) Includes managed assets of wholly owned subsidiaries, as well as certain Eaton Vance-sponsored funds and accounts managed by
Hexavest and unaffiliated third-party advisers under Eaton Vance supervision.

				Attachment 8
Eaton Vance Corp.
Consolidated Assets under Management by Investment Mandate (1)
(in millions)

	October 31,	July 31,	%	October 31,	%
	2015	2015	Change	2014	Change
Equity(2)	$90,013	$93,366	-4%	$96,379	-7%
Fixed income(3)	52,373	51,266	2%	46,062	14%
Floating-rate income	35,619	37,220	-4%	42,009	-15%
Alternative	10,173	10,333	-2%	11,241	-10%
Portfolio implementation	59,487	59,234	0%	48,008	24%
Exposure management	63,689	61,137	4%	54,036	18%
Total	$311,354	$312,556	0%	$297,735	5%

(1) Consolidated Eaton Vance Corp. See Attachment 9 for managed assets and flows of 49 percent-owned Hexavest.
(2) Includes assets in balanced accounts holding income securities.
(3) Includes assets in cash management accounts.

Attachment 9
Eaton Vance Corp.
Hexavest Inc. Assets under Management and Net Flows
(in millions)

	Three Months Ended			Fiscal Year Ended
	October 31,	July 31,	October 31,	October 31,	October 31,
	2015	2015	2014	2015	2014
Eaton Vance distributed:
Eaton Vance sponsored funds - beginning of period(1)	$239	$247	$221	$227	$211
Sales and other inflows	1	2	9	22	58
Redemptions/outflows	(5)	(6)	(4)	(21)	(57)
Net flows	(4)	(4)	5	1	1
Market value change	(6)	(4)	1	1	15
Eaton Vance sponsored funds - end of period	$229	$239	$227	$229	$227
Eaton Vance distributed separate accounts -
beginning of period(2)	$2,362	$2,401	$2,397	$2,367	$1,574
Sales and other inflows	140	11	12	535	531
Redemptions/outflows	(14)	(39)	(59)	(488)	(260)
Net flows	126	(28)	(47)	47	271
Exchanges	-	-	-	-	389
Market value change	(48)	(11)	17	26	133
Eaton Vance distributed separate accounts -
end of period	$2,440	$2,362	$2,367	$2,440	$2,367
Total Eaton Vance distributed - beginning of period	$2,601	$2,648	$2,618	$2,594	$1,785
Sales and other inflows	141	13	21	557	589
Redemptions/outflows	(19)	(45)	(63)	(509)	(317)
Net flows	122	(32)	(42)	48	272
Exchanges	-	-	-	-	389
Market value change	(54)	(15)	18	27	148
Total Eaton Vance distributed - end of period	$2,669	$2,601	$2,594	$2,669	$2,594
Hexavest directly distributed - beginning of period(3)	$12,208	$12,999	$14,423	$14,101	$15,136
Sales and other inflows	75	286	245	786	1,637
Redemptions/outflows	(699)	(780)	(501)	(3,503)	(3,046)
Net flows	(624)	(494)	(256)	(2,717)	(1,409)
Exchanges	-	-	-	-	(389)
Market value change	(305)	(297)	(66)	(105)	763
Hexavest directly distributed - end of period	$11,279	$12,208	$14,101	$11,279	$14,101
Total Hexavest assets - beginning of period	$14,809	$15,647	$17,041	$16,695	$16,921
Sales and other inflows	216	299	266	1,343	2,226
Redemptions/outflows	(718)	(825)	(564)	(4,012)	(3,363)
Net flows	(502)	(526)	(298)	(2,669)	(1,137)
Exchanges	-	-	-	-	-
Market value change	(359)	(312)	(48)	(78)	911
Total Hexavest assets - end of period	$13,948	$14,809	$16,695	$13,948	$16,695

(1)	Managed assets and flows of Eaton Vance-sponsored pooled investment vehicles for which Hexavest is adviser or sub-adviser. Eaton Vance receives management and/or distribution revenue on these assets, which are included in the Eaton Vance consolidated results in Attachments
5, 6, 7 and 8.
(2)	Managed assets and flows of Eaton Vance-distributed separate accounts managed by Hexavest. Eaton Vance receives distribution revenue, but not investment advisory fees, on these assets, which are not included in the Eaton Vance consolidated results in Attachments 5, 6, 7 and 8.
(3)	Managed assets and flows of pre-transaction Hexavest clients and post-transaction Hexavest clients in Canada. Eaton Vance receives no investment advisory or distribution revenue on these assets, which are not included in the Eaton Vance consolidated results in Attachments
5, 6, 7 and 8.